GameStop Reports First Quarter 2015 Results
Diluted EPS increases 15% year-over-year; exceeds high-end of guidance by $0.08
Same store sales increase 8.6% driven by 10% growth in new software sales
Non-GAAP digital receipts grow 17%

Grapevine, Texas (May 28, 2015)—GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the first quarter ended May 2, 2015.

Paul Raines, chief executive officer, stated, “Our first quarter results exceeded expectations, displaying our market leadership and our ability to drive and leverage our core video game business and expand our diversified businesses to deliver healthy profits and solid top-line growth. This performance confirms that our effort to transform GameStop into a family of specialty brands is the right strategy to drive durable revenues and shareholder value.”

The following table summarizes the first quarter results for fiscal 2015 and 2014 (in millions, except per share amounts):

	Quarter Ended
	May 2, 2015	May 3, 2014	Change
Revenue	$2,060.6	$1,996.3	3.2%
Same store sales	8.6%	5.8%
Operating income	$123.9	$105.9	17.0%
Net income	$73.8	$68.0	8.5%
Diluted EPS	$0.68	$0.59	15.3%

Q1 2015 Financial Summary
Total global sales rose 3.2% to $2.06 billion (an 8.1% increase in constant currency) primarily driven by 9.6% growth (a 15.8% increase in constant currency) in new software sales. The company captured significant market share of the key quarterly title releases, leading to record first quarter new software market share of 45%. The Pre-owned category declined 3.4%; however, it increased 0.8% in constant currency.

Consolidated comparable store sales increased 8.6% (+9.1% in the U.S. and +6.9% internationally), led by double digit same store sales increases in Australia and Canada.

Non-GAAP digital receipts increased 17.2% (a 23.3% increase in constant currency) to $222.2 million, or $46.0 million of sales on a GAAP basis. Strong sales of downloadable content for new releases, such as Evolve and Mortal Kombat X, along with increases in mobile game downloads and Steam currency, were the primary growth drivers during the quarter.

Sales in the mobile and consumer electronics category rose 33.9% (a 34.6% increase in constant currency) to $136.8 million. Technology Brands revenues increased 70% to $102.2 million, driven by the addition of 65 new stores during the first quarter. As a result of these openings, Spring Mobile is now AT&T’s second largest authorized reseller in the United States.

Net earnings exceeded the high-end of guidance, increasing 8.5% to $73.8 million, or $0.68 per diluted share, compared to net earnings of $68.0 million, or $0.59 per diluted share, in the prior year quarter. For the first quarter of 2015, diluted earnings per share increased 15.3% compared to the prior year quarter. The $73.8 million of earnings represents the highest level of profitability in a first quarter since the first quarter of 2011. Foreign currency exchange rate changes did not materially impact earnings results for the first quarter.

Capital Allocation Update
During the first quarter of 2015, the company repurchased 1.19 million shares at an average price of $39.03 per share, or $46.4 million of stock. As of the end of the first quarter, there was $400.9 million remaining on the existing repurchase authorization.

GameStop’s board of directors also declared a quarterly cash dividend of $0.36 per common share payable on June 23, 2015, to shareholders of record as of the close of business on June 10, 2015.

Earnings Guidance
For the second quarter of fiscal 2015, GameStop expects comparable store sales to range from flat to +3.0%. Diluted earnings per share are expected to range from $0.21 to $0.25, representing a decline of 4.5% to a 13.5% increase over the prior year quarter.

For fiscal year 2015, the company is raising its previously announced full year diluted earnings per share guidance range from $3.60 to $3.80 to $3.63 to $3.83 to account for the reduction in shares outstanding. Full year comparable store sales are still expected to range from +1.0% to +6.0%.

Note: Guidance only includes the effect of the shares repurchased through the first quarter of 2015.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for May 28, 2015 at 4:00 p.m. CDT to discuss the company’s financial results. The phone number for the call is 888-256-1014 and the pass code is 6663335. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,700 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; and Game Informer® magazine, the world’s leading print and digital video game publication. In addition, our Technology Brands segment includes our Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 71 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 410 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 68 Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts and constant currency, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of constant currency information may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the second quarter and fiscal 2015, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; the risks associated with international operations, wireless industry partnerships and operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 31, 2015 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Matt Hodges
Vice President, Public and Investor Relations
GameStop Corp.
(817) 424-2130

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	May 2, 2015	May 3, 2014

Net sales	$2,060.6	$1,996.3
Cost of sales	1,421.6	1,369.9

Gross profit	639.0	626.4

Selling, general and administrative expenses	479.3	481.0
Depreciation and amortization	35.8	39.5

Operating earnings	123.9	105.9

Interest expense, net	5.4	0.6

Earnings before income tax expense	118.5	105.3

Income tax expense	44.7	37.3

Net income	$73.8	$68.0

Net income per common share:
Basic	$0.68	$0.59
Diluted	$0.68	$0.59

Dividends per common share	$0.36	$0.33

Weighted average common shares outstanding:
Basic	107.8	115.1
Diluted	108.4	115.9

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	69.0%	68.6%

Gross profit	31.0%	31.4%

Selling, general and administrative expenses	23.3%	24.1%
Depreciation and amortization	1.7%	2.0%

Operating earnings	6.0%	5.3%

Interest expense, net	0.2%	0.0%

Earnings before income tax expense	5.8%	5.3%

Income tax expense	2.2%	1.9%

Net income	3.6%	3.4%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	May 2,	May 3,
	2015	2014
ASSETS:
Current assets:
Cash and cash equivalents	$369.8	$208.9
Receivables, net	99.5	86.0
Merchandise inventories, net	1,076.7	1,200.1
Prepaid expenses and other current assets	145.2	90.2
Deferred income taxes	65.6	57.2
Total current assets	1,756.8	1,642.4

Property and equipment:
Land	18.5	21.0
Buildings & leasehold improvements	617.6	620.8
Fixtures and equipment	903.9	852.3
Total property and equipment	1,540.0	1,494.1

Less accumulated depreciation and amortization	1,091.8	1,029.8
Net property and equipment	448.2	464.3

Goodwill	1,393.1	1,422.7
Other noncurrent assets	348.5	278.1
Total assets	$3,946.6	$3,807.5

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$585.1	$612.3
Accrued liabilities	709.2	717.3
Income taxes payable	49.3	17.2
Notes payable	2.1	77.7
Total current liabilities	1,345.7	1,424.5

Other long-term liabilities	178.2	114.9
Long-term debt	350.0	0.9
Total liabilities	1,873.9	1,540.3

Stockholders' equity	2,072.7	2,267.2
Total liabilities and stockholders' equity	$3,946.6	$3,807.5

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 2, 2015		May 3, 2014
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total

Net Sales (in millions):

New video game hardware	$439.7	21.3%	$438.0	21.9%
New video game software	613.6	29.8%	559.9	28.0%
Pre-owned and value video game products	582.4	28.3%	602.9	30.2%
Video game accessories	150.5	7.3%	145.1	7.3%
Digital	46.0	2.2%	56.1	2.8%
Mobile and consumer electronics	136.8	6.6%	102.2	5.1%
Other	91.6	4.5%	92.1	4.7%

Total	$2,060.6	100.0%	$1,996.3	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 2, 2015		May 3, 2014
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$37.2	8.5%	$44.7	10.2%
New video game software	138.7	22.6%	127.2	22.7%
Pre-owned and value video game products	286.0	49.1%	298.4	49.5%
Video game accessories	55.8	37.1%	55.0	37.9%
Digital	35.4	77.0%	35.8	63.8%
Mobile and consumer electronics	54.5	39.8%	37.0	36.2%
Other	31.4	34.3%	28.3	30.7%

Total	$639.0	31.0%	$626.4	31.4%